Exhibit 99.1

NEWS RELEASE	2013-15

HECLA MINING COMPANY TO OFFER SENIOR NOTES

FOR IMMEDIATE RELEASE
April 2, 2013

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) (Hecla or the Company) announced today that it intends to offer, subject to market and other conditions, US$400 million of new Senior Unsecured Notes (the Notes) due 2021. The Notes will be fully and unconditionally guaranteed by certain of the Company’s subsidiaries. The proceeds will be used to partially fund the acquisition of Aurizon Mines Ltd. (the Acquisition) and for general corporate purposes, including expenses related to the Acquisition.

The Company will deposit the proceeds from the Notes into an escrow account until the satisfaction of certain conditions set forth in an escrow agreement, including the consummation of the Acquisition (the Escrow Conditions). If the Escrow Conditions are not satisfied or waived or the escrow agreement related thereto is terminated, the Notes will be subject to a special mandatory redemption. Escrowed funds would be released and applied to pay for any such redemption.

The Notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the Securities Act).

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

ABOUT HECLA

Established in 1891, Hecla Mining Company is one of the largest and lowest-cost primary silver producers in the U.S.  The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, prospects and opportunities including reserves, resources, and mineralization, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political and regulatory risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Jim Sabala, Sr. VP and CFO
or
Mike Westerlund, VP-Investor Relations

Hecla Mining Company
Investor Relations
Direct Main: 1-800-HECLA91 (1-800-432-5291)
hmc-info@hecla-mining.com
www.hecla-mining.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com